Exhibit 11

Sierra Tahoe Bancorp and Subsidiaries
Computation of Earnings Per Common Share
(Amounts in thousands except per share amounts)
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                                                                          Three           Three             Six            Six
                                                                         Months          Months          Months         Months
                                                                          Ended           Ended           Ended          Ended
                                                                        6/30/95         6/30/94         6/30/95        6/30/94

Primary

Net income                                                              $   436         $   594         $   964        $ 1,107
Shares
  Weighted average number
   of common shares
   outstanding                                                            2,610           2,591           2,615          2,591

  Assuming exercise of options
   reduced by the number of
   shares which could have
   been purchased with the
   proceeds from exercise of
   such options                                                              74              67              71             61

  Weighted average number of
   common shares outstanding
   as adjusted                                                            2,684           2,658           2,686          2,652

Net income per share                                                    $  0.16         $  0.22         $  0.36        $  0.42

Assuming full dilution

Earnings                                                                $   436          $  594         $   964        $ 1,107
Add after tax interest expense
   applicable to convertible
   debentures                                                               125             128             250            202

Net income                                                              $   561         $   722         $ 1,214        $ 1,309

Shares
  Weighted average number of
   common shares outstanding                                              2,610           2,591           2,615          2,591

 Assuming conversion of
    convertible debentures                                                1,000           1,041           1,000            830

 Assuming exercise of options
  reduced by the number of shares
  which could have been purchased
  with the proceeds from exercise
  of such options                                                            86              83              78             74

  Weighted average number of common
    shares outstanding as adjusted                                        3,696           3,715           3,693          3,495

  Net income per share assuming full
  dilution                                                              $  0.15         $  0.19         $  0.33        $  0.37
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